Liberty Interactive Corp. Announces Final Results of Rights Offering
ENGLEWOOD, Colo., October 16 - Liberty Interactive Corporation (NASDAQ: LINTA, LINTB, LVNTA, LVNTB) (“Liberty”) announced today the final results of its completed rights offering, which expired in accordance with its terms at 5:00 p.m., New York City time, on October 9, 2012.
Liberty has been informed by the subscription agent that basic subscription privileges were properly exercised for 8,918,721 shares of Series A Liberty Ventures common stock (“LVNTA”). Following the allocation of shares to rightsholders exercising their basic subscription privilege, 202,652 shares of LVNTA were available for allocation among those who properly exercised their oversubscription privilege. The proration factor used for these oversubscription allocations is estimated to be approximately 3.5%. This means that each rightsholder who properly exercised its oversubscription privilege was allocated for oversubscription up to approximately 3.5% of the shares subject to its related basic subscription (or such lesser number of shares for which such rightsholder actually oversubscribed).
Liberty expects the subscription agent to distribute the shares purchased in the rights offering, the refund checks for unfulfilled oversubscriptions and the checks for the sale of proceeds of rights sold by the subscription beginning on or about Tuesday, October 16, 2012.
About Liberty Interactive Corporation
Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those interests are currently attributed to two tracking stock groups: Liberty Interactive Group and Liberty Ventures Group. The Liberty Interactive Group (Nasdaq: LINTA, LINTB) is primarily focused on digital commerce and consists of Liberty Interactive Corporation's subsidiaries Backcountry.com, Bodybuilding.com, Celebrate Interactive (including Evite and Liberty Advertising), CommerceHub, MotoSport, Provide Commerce, QVC, Right Start, and Liberty Interactive Corporation's interests in HSN and Lockerz. The Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consists of Liberty Interactive Corporation's non-consolidated assets, including interests in AOL, Expedia, Interval Leisure Group, Time Warner, Time Warner Cable, Tree.com (Lending Tree), TripAdvisor and various green energy investments.

Liberty Interactive Corporation
Courtnee Ulrich, 720-875-5420